Exhibit 99.4

TECHNICAL REPORT SUMMARY:

THE APEX NORTH CRITICAL METALS PROPERTY,

WASHINGTON COUNTY, UTAH, USA

Sample AXRC016 from the Higgins Prospect: Confirming elevated Germanium, Gallium and Silver at surface (198 ppm Ge, 20 ppm Ga, 17.78 ppm Ag)

Prepared For:	Integral Technologies, Inc.
400 Fairview Blvd., Incline Village, NV 89451

Prepared by:	CP Geosciences LLC
4669 E Fair Pl Centennial CO, 80121 USA

Clay Postlethwaite, Ph.D., CPG

Effective Date: May 14, 2026

Contents

1	Executive Summary			3
	1.1	Overview		3
	1.2	Property Ownership and Description		3
	1.3	Geology and Mineralization		3
	1.4	Exploration History		4
		1.4.1	Historical Exploration on the Apex North Property	4
		1.4.2	Historical Activity in the Tutsagubet District	4
		1.4.3	Recent Exploration Activity on the Apex North Property – NV Resources	5
		1.4.4	Recent District Exploration Activity	5
	1.5	Conclusions and Recommendations		5
2	Introduction			6
	2.1	Issuer and Purpose		6
	2.2	Author		6
	2.3	Sources of Information		7
	2.4	Units of Measure		7
3	Property Description			7
	3.1	Description and Location		7
	3.2	Ownership Agreements and Royalties		9
	3.3	Environmental Liabilities, Permitting and Significant Factors		9
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography			9
	4.1	Accessibility		9
	4.2	Site Topography, Elevation and Vegetation		10
	4.3	Climate		10
	4.4	Local Resources and Infrastructure		10
5	History			10
6	Geological Setting, Mineralization and Deposit			10
	6.1	Regional Geology		10
	6.2	Property Geology		13
		6.2.1	Stratigraphy	13
	6.3	Structural Geology		15
		6.3.1	Thrust Relationships	15
		6.3.2	Normal Faulting	15
	6.4	Mineralization		17
	6.5	Deposit Types		18
		6.5.1	Kipushi Type Cu, Pb, Zn (+Ge and Ga) Deposits	18
		6.5.2	Colorado Plateau Solution Breccia Pipes	19
7	Exploration			20
	7.1	Reconnaissance Sampling program		20
	7.2	Airborne Magnetic Survey		22
	7.3	Soil Sampling Survey		23
8	Sample Preparation, Analyses and Security			24
	8.1	Rock Samples		24
	8.2	Analytical Procedures		24
		8.2.1	Rock Sample Processing and Analysis	24
	8.3	Quality Assurance – Quality Control (QA/QC)		24
		8.3.1	Rock Samples QA/QC	24
	8.4	Adequacy of Sample Collection, Preparation, Security and Analytical Procedures		24
9	Data Verification.			24
	9.1	Qualified Person Site Inspection		24
	9.2	Adequacy of the Data		24
10	Mineral Processing and Metallurgical Testing			24

11	Mineral Resource Estimates		25
12	Adjacent Properties		25
	12.1	Apex Germanium-Gallium-Copper Mine	25
13	Other Relevant Data and Information		28
14	Interpretation and Conclusions		28
	14.1	Results and Interpretations	28
	14.2	Risks and Uncertainties	28
15	Recommendations		28
16	References		29
17	Reliance on Information Provided by the Registrant		30

Tables

Table 1.1	Proposed budget for the recommended exploration program.	6
Table 15.1	Proposed budget for the recommended exploration program	29

Figures

Figure 2.1.	General location of the Apex North Property	7
Figure 3.1.	Apex North active unpatented mining claim block within the Beaver Dam Mountains.	8
Figure 6.1	Regional-scale tectonic features of Utah (Biek, R. F, et al., 2009).	11
Figure 6.2	Regional geology of the Beaver Dam Mountains.	12
Figure 6.3	Geologic cross section B–B′ across the Beaver Dam Mountains.	13
Figure 6.4	Property Geology with the West Mountain Peak Fault and Pahcoon Flat faults highlighted	14
Figure 6.5	Simplified lithologic column of the Paleozoic section of the Jarvis Peak area, Beaver Dam Mountains.	15
Figure 6.6	Regional Miocene fault relationships as modeled in Biek et al. (2009).	17
Figure 6.7	Known gossan occurrences on generalized geology.	18
Figure 6.8	Schematic cross section of a solution-collapse breccia pipe in the Grand Canyon region, showing the general distribution of uranium ore within the pipe (Finch, 2011).	19
Figure 6.9	Schematic block model of the distribution of solution-collapse breccia pipes in the Grand Canyon region (Sutphin and Wenrich, 1989).	20
Figure 7.1	Rock sample assay results	21
Figure 7.2	Violin plot of magnetic susceptibility to the different rock types depicting the sample distribution across different susceptibility values for each rock type (Carman, 2026).	22
Figure 7.3	Flight line map for the airborne magnetic survey	23
Figure 12.1	Apex Mine Cross section as reported in Boden and Krahulec (2011).	27

Appendices
Appendix 1	Apex North Property Unpatented Claims	31
Appendix 2	Apex North Rock Sample Assays	35

1 Executive Summary

1.1 Overview

The Apex North Property (the “Property” or the “Project”) is an early-stage exploration project located in the southwestern most part of Utah, USA. The property is located approximately 13 miles (21 km) west of the town of St George, UT in Washington County. As of the Effective Date, the property comprised 200 recorded unpatented lode mining claims totaling approximately 4,131 acres, plus 194 additional mining claims that had been located however not recorded at the time of writing.

CP Geosciences LLC (CP Geosciences) was engaged by Integral Technologies, Inc. (“ITKG” or the “Company”), a public mineral exploration company, to prepare this Technical Report Summary (the “Report” or “TRS”) relating to the Apex North Property. The TRS summarizes the geology and the historical and recent exploration conducted on the Project and provides recommendations for future work. It has been prepared for ITKG in accordance with Subpart 1300 Regulations S-K (S-K 1300”) promulgated by the U S Securities and Exchange Commission including the applicable requirements of Item 601(b)(96) for a Technical Report Summary.

1.2 Property Ownership and Description

The Property consists of 200 recorded unpatented lode claims and 194 additional (located, but not yet recorded) mining claims on land administered by the U.S. Bureau of Land Management (BLM) in T. 41S, R. 18W, Sections 20, 27-30 and 33-34 and T. 42S, R. 18W, Sections 3-5 and 9-10 (Figure 1). The recorded claims are registered in the name of Apex North LLC.

1.3 Geology and Mineralization

The Property is located in the Beaver Dam Mountains in the transition between Colorado Plateau and Basin and Range provinces. The Property is underlain by Paleozoic shelf carbonate strata dipping gently to the east. The strata have undergone repeated solution-collapse (karsting) events during the Mississippian through Triassic Periods, followed by compressional deformation in the late Cretaceous and Miocene extension, uplift and deep oxidation.

The Company completed a reconnaissance surface sampling program on the Property that returned high concentrations of gallium (“Ga”) (up to 90.9 ppm) and high concentrations of germanium (“Ge”) concentrations of up to 251.9 ppm plus anomalous base metals (copper, lead, molybdenum and zinc) as well as silver and arsenic. These results are from selective reconnaissance samples and should not be interpreted as representative of average grade. The geologic setting, along with a geochemical signature that includes anomalous values for silver, nickel, antimony and selenium is broadly consistent with historic sampling at the historic Apex mine located 12 km to the south.

The historic Apex Mine in Utah was not the first source of gallium or germanium production in the United States, as both metals had previously been recovered domestically as byproducts from zinc, coal, and aluminum processing. However, the Apex Mine is widely regarded as the first mine developed and operated primarily for the production of both gallium and germanium, rather than as secondary byproducts of another commodity. Originally mined for copper, silver, and lead in the late 1800s and early 1900s, the mine was redeveloped in the 1980s specifically targeting high-grade gallium-germanium mineralization, becoming the primary U.S. producer of both critical metals during that period. The shallow components of the Apex Mine have been depleted and the mine has since been rehabilitated however it illustrates the fertility of the district.

Genetically, the Property and Apex Mine is described in published literature as a Kipushi-type and solution collapse breccia-pipe mineral system. At Apex North, the surface geological and geochemical observations are interpreted as consistent with that model, which is being used as an exploration analogue. The deposit type at Apex North has yet been confirmed by drilling.

Apex mine mineralization is hosted primarily in a steeply plunging solution-collapse breccia pipe. The origin of breccia pipe host structures is well described on the Colorado Plateau where they host deposits with similar geochemical and alteration signatures (plus notable uranium mineralization). These pipes’ locations are strongly controlled by early karst development in the Mississippian Redwall Limestone which was deposited on a shallow continental shelf. Continued cycles sediment deposition and subaerial exposure allowed the vertical development of solution collapse breccia bodies in a manner akin to modern sink holes. These cycles also concentrated minerals in and increased the salinity of the deep basinal groundwater creating brines with up to six times the salinity of modern seawater. These brines were captive in the horizontal stratigraphy of the region during Paleozoic Era, but around 260 Ma, the basin was compressed, and the brines escaped out the primary vertical conduits, the solution breccia pipes. There, they cooled and interacted with fresh water and deposited most of the signature metals in primary sulfides deposits. This included the Ga and Ge deposited in primarily in the zinc mineral sphalerite. The uranium in the Colorado Plateau breccia pipes was deposited later, probably around the same time as uranium roll front deposits in SE Utah, around 200 Ma.

On the Colorado Plateau the story largely stops there. In the Beaver Dam Mountains two subsequent events occur that led to the creation of the oxide Ge and Ga mineralization. First, in the Cretaceous Period, the strata in the Beaver Dam Mountains were within the leading edge of the Sevier Thrust Belt. This caused folding and high-angle reverse faulting including most likely the Apex fault. Second, the rocks of the Beaver Dam Mountains were extended during Miocene Basin and Range extension. Resulting in uplift, normal faulting and the oxidation event from deeply circulating fresh water in the breccia pipes and faults that remobilized many of metals of economic interest, including Ge and Ga. During the process, any uranium that had been deposited was removed by the deeply circulating fresh water. Ge and Ga were likely preferentially deposited in iron oxides. The extend to which the same geological sequence and remobilized processes occurred at Apex North remains to be tested.

1.4 Exploration and Mining History

1.4.1 Historical Activity on the Apex North Property

Historic prospects are found on the Property, consisting primarily of small hand-dug pits and adits. A few dozer cuts are also present. No known production has occurred, nor is there any available documented former drill hole information. The author is not aware of any modern exploration work on the Property, except for the recent NV Resources work.

1.4.2 Historical Activity in the Tutsagubet District

The Property lies within the Tutsagubet Mining District, where copper was discovered in 1872. This district included the Apex Mine, which was a particularly active copper producer in the 1890s. The Apex mine was mined intermittently between 1884 and 1962 for Cu, Pb, Ag, and minor Zn. In addition, Ga and Ge were recovered during 1985-1986, making it the only primary Ga and Ge mine in the United States A number of other small mines were developed and mined intermittently until the end of World War II.

During its 78 years of production, the Tutsagubet mining district yielded over 7,900 tons of copper, 475 tons of lead, 11 tons of zinc, and 180,000 troy oz of silver, along with minor amounts of gold (Perry and McCarthy, 1977, p. 516-525). Most of the production was from the Apex Mine, with minor production from other properties (Wenrich and Veebeek, 2014).

1.4.3 Recent Exploration Activity on the Apex North Property – NV Resources

Reconnaissance surface sampling was undertaken in December 2025 to assess the potential for Ge and Ga mineralization in the district. That program, described below, identified at least four strongly anomalous Ge and Ga occurrences on the Property with metal associations consistent with Kipushi-style mineralization. The field campaign also recognized gossans and solution breccia textures similar to descriptions of Apex-mine mineralization in a collapse-breccia setting with the highest Ge and Ga values returned from goethite, limonite and other hydrous iron oxides. The program also recognized the potential for fault-hosted mineralization.

Follow-up work is in progress at the time of this writing and includes airborne magnetic survey and soil sampling. The results of those surveys are pending.

1.4.4 Recent District Exploration Activity

In 1958, Hansen recognized Ga and Ge concentrations at the Apex Mine while prospecting for beryllium (Boden and Krahulec, 2011). The first modern drilling program for Ga and Ge was completed in 1983, and processing of Ge and Ga ore began at the Apex in 1985, when it became the world’s first primary producer of these two metals (figure 12). In addition, Ag, Cu, and Zn were also recovered as by-products. Reported production from 1986 included 10,270 tons of ore yielding 1,645 lb Ga, 5,634 lb Ge, and 224,800 lb Cu. The Musto Explorations operation shut down sometime in 1987, because of metallurgical complications that resulted in disappointing ore recovery. The project was later acquired by Hecla Mining in 1988, who attempted to reopen the mine as well, and Teck-Comico in 1996. Teck American sold the property to Blue Moon Metals in March, 2026 in a transaction valued at more than $40,000,000.(7,031,959 shares at U$5.80/share plus an NSR, Blue Moon Metals press release, March 16, 2026).

Boden Krahulec (2011) report an unverified historical estimate of roughly one million tons averaging 0.033% Ga, 0.087% Ge, 1.8% Cu, and 41 ppm Ag (Table 2, Boden and Krahulec, 2011). The author has not verified this estimate and it should not be treated as a current S-K 1300 Mineral Resource estimate

1.5 Conclusions and Recommendations

The 2025 reconnaissance program confirmed the presence of Kipushi-style mineralization on the Property. The presence of high grade Ga and Ge at surface justified the next phase of work which included a detailed drone magnetic survey and soil sampling survey (in progress at the time of writing). The next phases of the exploration should focus on integrating the geochemical, geophysical and mapping datasets to define drill targets for drill testing.

The airborne magnetic survey has been completed and interpretations is ongoing. The results will be useful for target definition and reducing the area for further exploration work to most efficiently use the available budget.

Soil sampling and mapping is currently underway. The relatively low-temperature primary mineralization likely results in small wallrock alteration haloes around mineralization. Fortunately, the background values of most metals of interest will be quite low in unmineralized limestone host rock. This should enable good detection of mineralization even at low absolute values.

Two principal geological target settings are currently recognized. The first comprises solution-collapse breccia pipes, which will be small in plan view (generally less than 100m in diameter), but vertically persistent, steeply plunging, irregularly shaped ore bodies, targeting high concentrations of base metals, arsenic, Ga, and Ge. Mineralized pipes on the Colorado Plateau are known to occur in clusters Apex North supports testing a similar clustered target concept given the similar situation is found on the Property based on the surface sampling results. The second target setting comprises fault-controlled mineralization where younger structures may have intersected earlier breccia systems and focused oxidizing fluids and metal remobilization. Fault hosted targets may be more planar and laterally continuous than pipe-style targets although grade and continuity remain untested.

Once the soil sampling and mangetic survey results have been interpreted, field review and initial drill program design should follow to test the high priority targets. Phase 1 of the exploration program is estimated to be $1,030,000 (Table 1.1). The purpose of Phase 1 is the discovery of mineralization at modest depth. Assuming Phase 1 is successful, Phase 2 of the exploration program is recommended to define the geometry and scale of the discovered deposits to a depth of approximately 150m.

The budget to complete the Phase 1 and 2 exploration programs is $2,530,000.

Table 1.1 Proposed budget for the recommended exploration program.

PHASE 1
Drilling – Reverse Circulation Drilling ~3000m at $250 / meter all up (includes bonding, geologists, assays, drilling, mob / demo etc.) Approximately 20 drill holes	$750,000
Soil sampling 1100 samples @ $10/sample all up (collection and assay)	$110,000
Aeromagnetic Survey across tenement area (drone acquisition estimate for 150m spacing + infill)	$100,000
Mapping, prospecting and structural interpretation	$70,000
TOTAL PHASE 1	$1,030,000

PHASE 2 – contingent on the results of phase 1
Drilling – Core Drilling ~ 1500m at $500 / meter all up (includes, bonding, geologists, assays, drilling, mob / demo etc.) Approximately 25 drill holes including follow-up, expansion and exploration drilling.	$700,000
Drilling – Reverse Circulation Drilling ~3000m at $250/ meter all up	$750,000
Metallurgical Studies	$50,000
TOTAL PHASE 2	1,500,000
TOTAL	$2,530,000

2 Introduction

2.1 Issuer and Purpose

This Technical Report Summary has been completed on behalf of Integral Technologies, Inc. (“Company”). Integral Technologies is a public company and is a mineral exploration company exploring for critical metals in the United States of America (“USA”) that. The Company’s Apex North Property (the “Property”) comprises 200 recorded unpatented Bureau of Land Management (“BLM”) mining claims. The claims encompass approximately 4,131 acres (1,672 hectares) in Washington County, Utah. The Company has located an additional 194 claims that had not yet been recorded as of the Effective Date, and are depicted in Figure 2.1.

This Technical Report Summary for the Apex North Property has been prepared by Clay Postlethwaite, M.Sc. and Ph.D. CPG. The purpose of this Technical Report is to provide a geological introduction to the Property, to summarize historical and recent exploration work completed on the Property and in the surrounding district from the 1870s to early 2026, report exploration results and to provide recommendations for future exploration programs. This Technical Report Summary has been prepared in accordance with Subpart 1300 of Regulations S-K (“S-K 1300”) promulgated by the U.S. Securities and Exchange Commission. The Effective Date is May 14, 2026.

2.2 Author

Dr. Postlethwaite is the owner of CP Geosciences LLC, a Colorado corporation that provides consulting services to the mineral exploration business. CP Geosciences LLC has been hired as a consultant to Apex North LLC. Dr. Postlethwaite is not an employee of the Company, nor has he had any past affiliation with the Company other than through such consulting engagement with Apex North LLC. Dr. Postlethwaite is a Certified Professional Geologist with the American Institute of Professional Geologists (AIPG; CPG-11707), and has worked as a geologist for more than 30 years. He is a Fellow with the Society of Economic Geologists (903317). Dr. Postlethwaite has been involved in all stages of mineral exploration in North America and Africa and has extensive experience exploring for metallic mineral deposits in the Western USA.

Figure 2.1. General location of the Apex North Property.

2.3 Sources of Information

This Technical Report is a compilation of proprietary and publicly available information as listed in the reference section. The supporting documents used as background information are referenced in the History, Geological Setting and Mineralization, Deposit Types and Reference sections. The author of this Technical Report has supervised the preparation of the report and takes responsibility for the data used herein.

2.4 Units of Measure

With respect to units of measure, unless otherwise stated, this Technical Report uses:

●	Abbreviated shorthand consistent with the International System of Units (International Bureau of Weights and Measures, 2006);

●	Abbreviated element names are consistent with the widely accepted Periodic Table of Elements.

●	‘Bulk’ weight is presented in both United States short tons (“tons”; 2,000 lbs or 907.2 kg) and metric tonnes (“tonnes”; 1,000 kg or 2,204.6 lbs.); and,

●	Currency in United States dollars (US$), unless otherwise specified.

3	Property Description

3.1	Description and Location

The Apex North Property is in Washington County, Utah. The Property consists of 200 recorded unpatented lode claims and an additional 194 located claims on land administered by the U.S. Bureau of Land Management (BLM) in T. 41S, R. 18W, Sections 7-9, 15, 18-22, 27-30 and 33-34; T. 41S, R. 19W, Sections 11-12,14, 24-25, and T. 42S, R. 18W, Sections 3-5 8-10 15, and 21-23. (Figure 1). The claims are registered in the name of Apex North LLC, a Utah company. The recorded claims were located between November 6th and 9th, 2025.

236500E
242000E
247500E
253000E
4125000N
4119500N
4114000N
4108500N
40S 19W
40S 18W
41S 19W
41S 18W
41S 17W
42S 19W
42S 18W
42S 17W
43S 18W
Apex North
State of Utah
0 1.5 3 mi
0 3 6 km
Projection: NAD83 / UTM zone 12N
Scale: 1:80,000
Units: Meters
LEGEND
Apex North
Filed = 200 claims
Staked = 194 claims
Cadastral
PLSS Township
PLSS Section

Figure 3.1. Apex North active unpatented mining claim block within the Beaver Dam Mountains.

Unpatented lode mining claims grant the mineral rights and access to the surface for exploration activities which cause insignificant surface disturbance. The mineral rights are maintained by paying a maintenance fee of $200 per claim to the Department of Interior, Bureau of Land Management (“BLM”) prior to the end of the business day on August 31 every year. The claims are valid as long as the annual filings and payments are made. The federal BLM maintenance fees and the filing fees and taxes for the Apex North Property have been paid in full for 2025-2026. A complete listing of all claims on file with the BLM and Washington County is presented in Appendix 1. All of the unpatented (BLM) claims are valid until August 31st, 2026.

3.2 Ownership Agreements and Royalties

The Author is unaware of an underlying ownership agreements or royalty obligations affecting the Apex North Property as of the Effective Date.

3.3 Environmental Liabilities, Permitting and Significant Factors

To the Author’s knowledge there are no outstanding environmental liabilities on the Project. The Company has yet to perform any ground disturbance work and there appears to be no significant historical disturbance which would result in any legacy environmental liabilities. There are no other significant factors or risks that the author is aware of that would affect access, title or the ability to perform work on the Property.

The Company currently holds no permits for exploration activities that would cause surface disturbance on the Property. It is expected that the early phases of exploration involving surface disturbance would be conducted under the applicable Bureau of Land Management (BLM) surface management authorization, known as a Notice of Intent (NOI). In Utah, exploration activities must also comply with applicable state requirements. The BLM NOI process is used for mineral exploration activities that cause surface disturbance of 5 acres or less. This process is governed by 43 CFR Subpart 3809.

The BLM Notice of Intent Process:

●	Submission: A complete Surface Management Notice must be filed with the appropriate BLM Field Office at least 15 calendar days before you plan to start exploration.
●	Required Information: The Notice must include:
o	Operator Info: Name, mailing address, and phone number.
o	Project Description: A detailed map showing the boundary of the project, access routes, and the specific locations of proposed drill holes or disturbances.
o	Reclamation Plan: A plan to return the land to a useful condition once work is complete.
o	Financial Guarantee (Bond): Before starting, you must post a financial guarantee (bond) to ensure the site is reclaimed. Exploration cannot proceed until this is in place.

Review Period: The BLM has 15 days to review the notice to ensure it won't cause "unnecessary or undue degradation." If no issues are found, you can proceed after the 15-day window. The BLM has the right to notify the operator if additional time for review is required.

Tribal Notification: Under a newer 2024 policy, the BLM now provides early notification to tribal nations when notice-level exploration is proposed in areas of cultural interest.

Utah State Coordination

In Utah, filing with the BLM alone does not satisfy all requirements. You must also file a Notice of Intention (NOI) to Conduct Exploration with the Utah Division of Oil, Gas and Mining (DOGM) and pay a $150 initial fee. The mining claims must also be recorded with the local County Recorder within 30 days of staking and the Exploration boundaries in Utah should be marked on the ground.

4 Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1 Accessibility

The Apex North Project is located in southwest Utah approximately 17 miles (27 km) west of St. George, UT. The Property can be accessed by travelling northwest from St. George to Shivwits on old State Highway 91, which turns southwest toward Castle Cliff. The Property can be accessed by turning northwest on TV Tower Road at around 20 miles from St. George, or on similar unpaved roads that head up to Apex North toward the northwest. A four-wheel drive vehicle is recommended.

4.2 Site Topography, Elevation and Vegetation

The Property lies in the northern Beaver Dam Mountains. Elevation on the Property increases from the northeast to the southwest and ranges from 5,520 feet (1,680 m) to 7,600 feet (1,600 – 2,300 m). Locally, the topography is rugged and steep with cliffs and deeply incised drainages. The mountainsides are rocky and commonly talus covered.

4.3 Climate

The climate of the Beaver Dam Mountains in southwestern Utah is arid and desert-like, characterized by hot summers, mild winters, and very low precipitation. Located in a transition zone between the Mojave Desert and the Great Basin, the range experiences significant temperature shifts. Summers temperatures range daily from highs frequently exceeding 100°F and lows generally in the mid-80s. Winters are generally mild compared to the rest of Utah. Highs typically reach the mid-50s to 60s°F, while overnight lows can drop into the 20s or 30s°F.

The air is characterized by low humidity year-round, contributing to its parched environment. The area is extremely dry, averaging only about 9 inches of rain per year.

4.4 Local Resources and Infrastructure

The town of St. George, UT is located approximately 25 miles (40 km) by road southeast of the Apex North Property. St. George is a ranching and tourist town and is the county seat of Washington County. Services available at St. George include housing, hotels, food and restaurants, hospital and a commercial airport with daily, or near daily commercial flights from Denver, Phoenix, Dallas, Los Angeles and Salt Lake City. The greater St. George area has population estimated at 170,000.

5 History

There has been no documented previous exploration work on the Property. The district exploration history is described in Section 12.1.

6 Geological Setting, Mineralization and Deposit

Biek et al. (2009) provide an overview of the geology of the Beaver Dam Mountains and surrounding areas.

6.1 Regional Geology

Parts of four north-trending, regional-scale features dominate the geology of southwest Utah (Figure 6.1): (1) the leading edge of the Sevier orogenic belt, (2) the transition zone between the Colorado Plateau and Basin and Range physiographic provinces, (3) the southern part of the Intermountain seismic belt, and (4) the major controlling feature, the north-trending Utah (or Wasatch) hingeline, which has influenced Utah geology for more than 600 million years. The Utah hingeline originated as a long-lived boundary between a stable continental shelf to the east and a subsiding marine basin to the west, and is manifest today as the boundary between the Basin and Range and Colorado Plateau–Rocky Mountains Provinces. Collectively, these four regional-scale features overprint Paleoproterzoic metamorphic and igneous rocks exposed in the Beaver Dam Mountains—and the vast thickness of overlying sedimentary and volcanic rocks in the remainder of the map area.

Figure 6.1. Regional-scale tectonic features of Utah (Biek, R. F, et al., 2009).

The geology of the Beaver Dam Mountains (Figure 6.2) can be summarized as follows:

1) Precambrian foundation (~1.8 billion years ago). The core of the Beaver Dam Mountains is made of Paleoproterozoic crystalline rocks (granite and gneiss). These rocks represent ancient continental crust.

2) Paleozoic marine deposition (≈540–250 million years ago). The region was repeatedly covered by shallow seas, with intermittent sub-areal exposure resulting multiple erosional surfaces. depositing thick layers of limestone, dolomite and shale.

3) Mesozoic environments (≈250–66 million years ago). Conditions shifted between coastal plains, rivers, and deserts. Sandstone and mudstone accumulated, though some layers were later eroded away.

4) Mountain building & faulting (Late Mesozoic–early Cenozoic). Regional tectonics (including the Sevier orogeny) compressed and deformed earlier rock layers with eastward-directed thrust sheets and high-angle reverse faults.

5) Basin and Range extension (≈17 million years ago → present) Crustal extension uplifted the Beaver Dam Mountains in the footwall of the Castle Cliffs detachment fault (Figure 6.3, Bidgoli, et al., 2015). This was followed by later high-angle normal faulting, allowing deep oxidation of the strata in the Project area. The result of the latest extension and uplift is the monoclinal east dipping strata present today.

Figure 6.2. Regional geology of the Beaver Dam Mountains showing Precambrian core (brown) and Paleozoic strata in red, orange a blue colors. Mesozoic strate are blue-green. Units are defined in Figure ZZ. The cross-section B–B′ across the Beaver Dam Mountains in Figure 6.3 is located approximately along the double arrow line. From Biek et al. (2009) displayed in Google Earth.

Figure 6.3. Geologic cross section B–B′ across the Beaver Dam Mountains showing geometries of the so-called Beaver Dam anticline (monocline) and the Castle Cliffs detachment. Thermochronology samples, shown as red dots interpreted to demonstrate rapid uplift at around 17Ma (Bigdoli et al. 2015).

6.2 Property Geology

The Property geology is characterized by an east and north dipping section of Cambrian to Permian strata. The rocks are highly faulted, with a complex graben formed between the West Mountain fault system and the Pahcoon Flat fault.

Figure 6.4. Property Geology with the West Mountain Peak Fault and Pahcoon Flant faults highlighted. Base map from Biek et al. 2009, with claims superimposed and displayed in Google Earth®.

6.2.1  Stratigraphy

The Project is located in the Beaver Dam Mountains where more than a 6-mi-thick sequence of strata is exposed. The Paleozoic strata in the Beaver Dam Mountains are mostly composed of marine carbonates, and lower Paleozoic strata generally thicken westward from the range and thin to the east. Cambrian rocks are exposed west of the project area, and project beneath it. From oldest to youngest, they consist of the Tapeats Quartzite, Bright Angle Shale, Bonanza King Formation, and Nopah Dolomite.

Figure 6.5. Simplified lithologic column of the Paleozoic section of the Jarvis Peak area, Beaver Dam Mountains (Boden and Krahulec, 2011 and references therein). The stratigraphic units within the Project area within the red box.

The Bonanza King Formation consisting mainly of medium- to light-brownish-gray, fine- to medium-grained, medium- to thick-bedded dolomite is exposed along the western edge of the property. The lower part of the formation also includes some bluish-gray, silty, limestone beds, and an olive-gray, slope-forming, shaly limestone. The formation has a measured thickness of about 2500 ft, but is heavily faulted and brecciated, and complete stratigraphic sections are rarely observable (Hintze, 1986). The Nopah Dolomite lies conformably above the Bonanza King Formation and consists of light-brownish gray, medium- to fine- grained, thick-bedded to massive dolomite, having algal stromatolites in its upper part. The Nopah Dolomite has a measured thickness of approximately 1300 ft, having variations in thickness likely due to tectonic attenuation and brecciation (Hintze, 1986).

Ordovician and Silurian deposits are missing from the Beaver Dam Mountains, and the Devonian is represented by the Muddy Peak Dolomite. The Muddy Peak Dolomite is divided into the Slope member in the lower part and Pinnacle member in the upper part (plate 2; Hintze, 1986). The lower Slope member is mainly a silty, fine-grained, light olive-gray to pale yellowish gray, thin to medium-bedded dolomite, having a measured thickness of 520 ft. The upper Pinnacle member consists mostly of medium-gray, medium-crystalline, massive dolomite that contains sandy laminae and scattered chert nodules, and has a measured thickness of 160 ft. The Black Warrior mine (plate 2) developed a limonitic deposit in brecciated dolomite in the Pinnacle member.

The Redwall Limestone is a cliff-forming fossiliferous limestone that is typically medium- to dark-gray, thick bedded, and locally cherty (Thunder Springs Member?). The Redwall Limestone has deformed plastically and faulting is usually hard to identify, but Hintze (1986) obtained a measured thickness of 850 ft near Horse Canyon. The contact between the resistant Redwall and overlying Callville Limestone is marked by a shallowing in slope angle. The majority of the mines and prospects in the District occur in the Redwall Limestone and overlying units. (plate 2). In northern Arizona, numerous solution-collapse breccia pipes, similar to the breccia pipe that hosts the Apex ore deposit, begin in the Redwall Limestone and affect overlying strata (Wenrich, 1985).

The Apex ore body is primarily hosted by the Pennsylvanian Callville Limestone (plate 2). The Callville is a medium-gray, medium to thick-bedded, commonly cherty and fossiliferous limestone, having light-gray dolomite increasingly in the upper third of the formation. The Callville is also cyclically interbedded with orange-weathering, calcareous siltstone or sandstone, which produces ledge-slope topography. Hintze (1986) reports that the Callville Limestone ranges in thickness from 1500 to possibly as much as 2000 ft, and Hammond (1991) indicates a thickness of 1520 ft.

The original Apex mine discovery pit is located approximately 250 to 550 ft above the base of the Permian Pahcoon Dolomite (plate 2). The Pahcoon primarily consists of light-gray, fine-grained dolomite that is commonly cherty and rarely fossiliferous, having massive gypsum or anhydrite present in the uppermost 60 ft. The Pahcoon Dolomite produces ledge-slope topography similar to that of the underlying Callville Limestone, and the two are not readily distinguishable from each other. Hintze (1986) reports that the Pahcoon Dolomite ranges in thickness from 700 to 900 ft.

6.3 Structural Geology

6.3.1 Thrusting and Reverse Faulting Relationships

The eastern leading edge of the Late Cretaceous Sevier thrust belt lies east of the Beaver Dam Mountains, with the entirety of the Project in the hanging wall. Most folds, or low and high-angle reverse faults (such as the Apex fault) would have likely been generated at this time.

6.3.2 Normal Faulting

Great Basin extension to commenced in the Project Area around 16 Ma. Most normal faults would have been generated at this time, possibly reactivating earlier reverse faults. This event allowed deep circulation of meteoric water resulting in the deep oxidation characteristic of the region.

Biek et al. (2009) suggest the Pahcoon Flat fault formed at this time as an oblique normal fault linking regional sinistral normal fault sets. By inference the conjugate West Mountain Fault system formed at this time as well (Figure 6.6)

Figure 6.6. Regional Miocene fault relationships as modeled in Biek et al. (2009). West Mountain fault added by the author. Red box is the approximate Project area.

6.4 Mineralization

The Company completed a reconnaissance surface sampling program on the Property that returned Ga (up to 90.9 ppm) and Ge concentrations of up to 251.9 ppm together with anomalous base metals (copper, lead, molybdenum and zinc) as well as silver and arsenic. The sampled textures, geologic setting and associated geochemical signature that includes anomalous values for nickel, antimony and selenium correlates well with historic sampling at the Apex mine located 12 km to the south. Mineralization is strongly coincident with both the West Mountain fault system and the Pahcoon Flat fault as well the graben bounded by those faults (Figure 6.7). The selective reconnaissance samples suggest fault control on mineralization, and local prospects display solution textures.

Figure 6.7. Known gossan occurrences on generalized geology. Data provided by the Company.

6.5 Deposit Types

The Published United States Geological Survey recognizes the Apex mine as a member of both the Kipushi style (Cox and Bernstein, 1986) and Colorado Plateau Solution Breccia-hosted (Wenrich and Sutphin 1989) deposit types.

6.5.1 Kipushi Type Cu, Pb, Zn (+ Ge and Ga) Deposits

The deposits in Tsumeb, Namibia and Kipushi, Democratic Republic of the Congo, are large, important deposits (table 2) similar to the Apex deposit (Bernstein, 1986). These three deposits have carbonate host rocks near the margins of sedimentary basins, and also lack igneous rocks in the mineralized areas. In such deposits, solution-collapse in a karst environment initially prepared the ground for mineralization. Mineralization occurs in pipes, chimneys, and/or mantos where solutions encountered horizons favorable for replacement. The deposits have distinctive elemental assemblages containing Cu, Zn, Pb, As, Co, Ag, Ge, Ga, Mo, W, Sn, Bi, U, and V that have great vertical continuity and deep oxidation (Cox and Bernstein, 1986).

The Apex ore deposit has a Kipushi type geochemical signature. UGS sampling shows the Apex Cu-Ga-Ge ore is strongly anomalous in Ag, As, Bi, Cd, Mo, Pb, Sb, Te, and moderately anomalous in Re, S, and Zn.

6.5.2 Colorado Plateau Solution Breccia Pipes

Solution-collapse breccia pipe uranium deposits represent structurally controlled, hydrothermal-sedimentary uranium systems formed within ancient karst collapse zones on stable cratonic margins. The combination of deep-seated limestone dissolution, base-metal sulfate reduction, and uranium-bearing fluid infiltration created high-grade but spatially restricted uranium orebodies — distinctive to the Colorado Plateau’s geologic stability and hydrology.

These uranium deposits form within near-vertical, cylindrical solution-collapse breccia pipes, typically 30–175 m in diameter and up to 1,000 m deep (Figure 6.8). They are hosted in flat-lying Paleozoic and Triassic sedimentary rocks. Collapse initiated by solution of Mississippian Redwall Limestone, leading to vertical stoping into overlying sandstones and siltstones. They contain high local As, Co, Cu, Ni, Pb, U, Zn and Ga concentrations. Mineralization occurred between 260–200 Ma (Permian–Triassic) with base metal deposition early and U later.

Figure 6.8. Schematic cross section of a solution-collapse breccia pipe in the Grand Canyon region, showing the general distribution of uranium ore within the pipe (Finch, 2011). The red rectangle highlights the equivalent host stratigraphy in Project area and at the Apex Mine.

Wenrich and Sutphin (1989) concluded that the spatial distribution of the solution breccia pipes on the Colorado Plateau was related to jointing in the Mississippian Redwall Limestone that had developed before the preserved Pennsylvania strata was deposited. The upward propagation of the pipes is evident by the areal density of pipes decreasing upward through progressively younger strata (Figure 6.9).

Figure 6.9. Schematic block model of the distribution of solution-collapse breccia pipes in the Grand Canyon region (Sutphin and Wenrich, 1989).

7 Exploration

Work completed to date on the property has been a reconnaissance surface sampling described in Carman (2026) and summarized here. The results from recent a airborne magnetic survey and soil sampling program are pending.

7.1 Reconnaissance Sampling program

Carman (2026) summarizes the 2025 field examination of five prospects at the Property. In addition to geological observations, 41 rock samples and four soil samples were collected for assay. An additional 284 hand samples were collected for testing with a pXRF instrument and magnetic susceptibility measurements. The rock sample Ga and Ge results are highlighted in Figure 7.1. The rock sample assay results table is presented in Appendix 2.

Figure 7.1 Rock sample assay results

Carman (2026) also characterized the magnetic properties of host rocks and different types of mineralization encountered during reconnaissance. The results are summarized in Figure 7.2 and indicate the near-complete lack of magnetic character to the wall rocks and progressively greater susceptibility with increasing mineralization intensity.

Figure 7.2 Violin plot of magnetic susceptibility to the different rock types depicting the sample distribution across different susceptibility values for each rock type (Carmen, 2026).

7.2 Airborne Magnetic Survey

Goethite, which is interpreted to host a significant component of the oxidized Ge mineralization, was foundto be mildly magnetic. Consequently, NV Resources therefore retained Unmanned Vehicle Applied Dynamics to complete a drone-based aerial magnetic survey over the middle portion of the property at 150 and 75 meter line spacing (Figure 7.3) for a total of 1005 line kilometers (UVAD, 2026). Acquisition has been completed; interpretation was pending as of the Effectve Date.

N
0
1.25
2.5
Kilometers
WGS 84 12 N
Horse Canyon
Survey Boundary
Flight Path
NV RESOURCES
UVAD

Figure 7.3. Flight line map for airborne magnetic survey.

7.3 Soil Sampling Survey

A soil sampling program comprising approximate 1100 samples is currently in the collection stage.

8 Sample Preparation, Analyses and Security

8.1 Rock Samples

A total of 41 select rock samples were collected by hand from surface exposures in December, 2025 (Carman, 2026) from four known gossan (iron-rich oxide mineralization) occurrences. (Figure 7.1, and Appendix 2).

8.2 Analytical Procedures

Both rock and soil samples were submitted to American Assay Laboratories’ (AAL) facility in Sparks, Nevada for analysis. American Assay is independent of Integral Technologies and is accredited and certified to International Standards: ISO 9001:2015 for process and management systems and ISO/IEC 17025:2017 for specific analytical procedures.

8.2.1 Rock Sample Processing and Analysis

The rock samples were subject to a 4-acid digestion followed by ICP-OES/MS analysis for 61 elements (AAL’s IM-4AB61 package). Rock samples returning greater than 100 ppm Ge were analyzed using a sodium peroxide fusion method to provide a more accurate analysis of Ge at higher concentrations.

8.3 Quality Assurance – Quality Control (QA/QC)

8.3.1 Rock Sample QA/QC

No project specific QA/QC samples were inserted during the reconnaissance rock sampling program, partly because of the limited availability of suitable high Ge certified reference materials. Data quality assessment therefore relied on the laboratory in-house QA/QC Procedures.

8.4 Adequacy of Sample Collection, Preparation, Security and Analytical Procedures

In the opinion of the author of this report, there were no issues with respect to the sample collection methodology, sample security, sample preparation or sample analyses in the 2025 exploration program completed at the Apex North Property.

The data within the Project’s exploration database is considered suitable for use in the further evaluation of the Property.

9 Data Verification

9.1 Qualified Person Site Inspection

Due to the limited amount of data available, the author did not deem it necessary to visit the site for data validation purposes.

9.2 Adequacy of the Data

The author reviewed the adequacy of the exploration information and the geological characteristics of the Property and found no significant issues or inconsistencies that would cause one to question the validity of the data.

In the future, the authors recommend that the sample collection, preparation, security, analytical procedures and QA/QC procedures of any Apex North exploration program is current with CIM definition standards and guidelines and robust enough to develop confidence for any future mineral resource estimations.

10 Mineral Processing and Metallurgical Testing

No mineral processing or metallurgical testing has been completed by the current issuer.

11 Mineral Resource Estimates

No current resource estimates have been completed for the Property.

12 Adjacent Properties

The Apex Mine is located approximately 12 km south of the Apex North Project (Figure 12.1). Although it is not immediately adjacent to the Apex North Project, it is discussed because it is the principal historic producing operation in the Tutsagubet district and provides a relevant geological and exploration analogue. Information concerning the Apex Mine should not be interpreted as evidence of mineralization or economic potential at Apex North.

12.1 Apex Germanium-Gallium-Copper Mine

The Apex Mine, lies near the crest of the southern Beaver Dam Mountains in southwestern Washington County. The Apex mine exploited a Kipushi type Cu-Ga-Ge deposit in a steeply plunging, solution-collapse breccia pipe, hosted in the Pennsylvanian Callville Limestone and overlying Permian Pahcoon Dolomite. The ore occurs in an irregular, steeply plunging, branching, chimney- like body (or bodies) about 200 to 350 ft long and 15 to 50 ft wide in plan view. The ore body has been developed to a depth of over 1400 ft, but the ore deposit probably bottoms in the heavily karsted Mississippian Redwall Limestone hundreds of feet below the deepest workings. Gallium and Ge are contained in goethite, jarosite, and hematite minerals in gossans that contain oxidized Cu minerals.

Prospects were initially located in the area in the 1870s, but the mining district was not organized until June 1883. Early hand-sorted ore shipments from the Apex mine to the rail head at distant Milford for transport to Swansea, Wales, ran 54.2% Cu and 140 ppm Ag. Even into the 1930s, ore shipments contained 31% Cu (Bowden and Krahulec, 2011).

The district was worked intermittently from 1884 to 1962, mostly producing Cu and/or Pb ore when the market was favorable. Perry and McCarthy (1977) report total production from the district from prior to 1887 to 1976 to be 15,864,689 pounds of Cu, 949,733 pounds of Pb, 22,009 pounds of Zn, 182,659 ounces of Ag, and 52.13 ounces of Au. The author has not verified the production figures for the Apex Mine.

In 1958, Hansen recognized Ga and Ge concentrations at the Apex Mine while prospecting for beryllium. The first modern drilling program for Ga and Ge was completed in 1983, and when processing of Ge and Ga ore began at the Apex in 1985, it became the world’s first primary producer of these two metals (figure 12). In addition, Ag, Cu, and Zn were recovered as by-products. Reported production 1986 10,270 tons of ore yielding 1,645 lb Ga, 5,634 lb Ge, and 224,800 lb Cu. The Musto Explorations operation shut down sometime in 1987, because of milling problems that resulted in disappointing ore recovery. The project was later acquired by Hecla Mining in 1988, who attempted to reopen and operate the mine as well, but failed due poor recoveries and low metal prices.

Teck Resources through its subsidiary Teck American, agreed to sell 100% ownership of the Apex mine to Blue Moon Metals as part of a broader U.S. critical minerals strategy. The transaction includes the mine and associated patented/unpatented claims, with Teck retaining a small NSR royalty and equity stake in Blue Moon.

Boden and Krahulec (2011) suggest the cause of the poor historical recovery is due to high-concentrations of carbonate, possibly from wall rock dilution in the mill feedstock, buffering the sulfuric acid leaching agent. The 911 Metallurgist (2018) blog discusses metallurgical work on Hecla samples completed after they ceased operations that outlines a process flow sheet to recover 80-85% of the Ge and >90% of the Ga from Apex ores.

Unconfirmed remaining mineral resources at the Apex mine are reported to be roughly one million tons averaging 0.033% Ga, 0.087% Ge, 1.8% Cu, and 41 ppm Ag (Table 2, Boden and Krahulec, 2011).

Apex mine mineralization is hosted primarily in a steeply plunging solution-collapse breccia pipe (Figure XX) The origin of breccia pipe host structures are well described on the ColoradoPlateau where they host deposits with similar geochemical and alteration signatures (plus notable uranium mineralization) these pipes’ locations are strongly controlled by early karst development in the Mississippian Redwall Limestone which was deposited on a shallow continental shelf. Continued cycles sediment deposition and subaerial exposure allowed the vertical development of solution collapse breccia bodies in a manner akin to modern sink holes. These cycles also concentrated minerals in and increased the salinity of the deep basinal groundwater creating brines with up to six times the salinity of modern seawater capable of transporting metals in a reduced oxidation state. These brines were captive in the horizontal stratigraphy of the region during Paleozoic Era, but around 260 Ma, the basin was compressed, and the brines escaped out the primary vertical conduits, the solution breccia pipes. There, they cooled and interacted with fresh water and deposited most of the signature metals in primary sulfides deposits. This included the Ga and Ge deposited primarily in the zinc mineral sphalerite. The uranium in the Colorado Plateau breccia pipes was deposited later, probably around the same time as uranium roll front deposits in SE Utah, around 200 Ma. Although not present in meaningful amounts in sampling to date, the suite of elements uranium, molybdenum and selenium common to roll front deposits show a strong correlation with each other in the Project sampling.

On the Colorado Plateau the story largely stops there. In the Beaver Dam Mountains two subsequent events occur that led to the creation of the oxide Ge and Ga mineralization. First, in the Cretaceous Period (~80 Ma), the strata in the Beaver Dam Mountains were within the leading edge of the Seiver Thrust Belt. This caused folding and high-angle reverse faulting including most likely the Apex fault. Second, the rocks of the Beaver Dam Mountains were extended during Miocene Basin and Range extension. Resulting in uplift, normal faulting and the oxidation event from deeply circulating fresh water in the breccia pipes and faults that remobilized many of metals of economic interest, including Ge and Ga. During is process, any uranium that had been deposited was removed by the deeply circulating fresh water. Ge and Ga were likely preferentially deposited in iron oxides. Dates on the deep oxidation reported in Wenrich and Verbeek (2014) suggest this event had oxidized the primary sulfide minerals and remobilized metals and deposited them within the breccia pipes and along later faults by 4-6 Ma.

West
East
Elevation
5800'
Note: Discovery outcrop was a maximum 10 inches wide and 10 ft. long, pinching out at the ends.
Discovery Pit
PAKOON DOLOMITE
COPPER ORE SHOOTS
NATURAL CAVE
5400'
GOSSAN ORE Ga-Ge-Cu
500 LEVEL ADIT
CALLVILLE LIMESTONE
650 LEVEL
750 LEVEL
Projected
Apex Fault
5000'
900 LEVEL
MAIN SHAFT
1100 LEVEL
Several Shale Beds Between 900 and Partings And 1400 Levels
4600'
1330 LEVEL
1400 LEVEL

Figure 4. Diagrammatic east-west cross section through the Main Shaft (winze) of the Apex mine; after Kinkel (1951) and modified from Hansen and others (1999). The Callville Limestone-Pakoon Dolomite contact is approximated based on mapping by Hammond (1991) and a stratigraphic correlation by Kinkel (1951).

Figure 12.1 Apex Mine Cross section as reported in Boden and Krahulec (2011).

13 Other Relevant Data and Information

The author is not aware of any other information or data relevant to the Apex North Project.

14 Interpretation and Conclusions

14.1 Results and Interpretations

There are two potential geologic settings for exploration targeting. The primary target would be the solution breccia pipes. These will be small diameter (less than 100m in diameter), but vertically persistent, steeply plunging irregular shaped ore bodies with high concentrations of base metals, arsenic, Ga, and Ge. Mineralized pipes are known to occur in clusters on the Plateau, and the same situation is found here based on the surface sampling results. The second target would be metals remobilized along faults that potentially intersected breccia pipes and controlled the fluid flow during the late oxidation event. Any faults that post-date the primary mineralization likely would not have sufficient iron to host truly high-grade Ga and Ge mineralization but might host more planar, consistent mineralization.

Sampling to date supports the possibility of multiple mineralized centers on the Property. Fluid flow during the metal remobilization event is not yet understood, nor is there a clear understanding of the Ga and Ge concentration process. Additional work in process and through an initial phase of drilling will refine the targeting model into one with district applicability.

Based on a review of historical data and the Project’s current exploration data, the author considers the Apex North Property a property of significant merit that requires further exploration.

14.2 Risks and Uncertainties

The Project is an early-stage exploration project and is subject to substantial geological, sampling, permitting and execution uncertainty. Current limited data are insufficient to establish the potential of a discovery.

15 Recommendations

Goethite associated with oxidized mineralization was found to be mildly magnetic in reconnaissance measurements. The completed airborne magnetic survey should be a useful component, together with structure, geology and geochemistry, for detecting potential mineralization and fault architecture.

Soil sampling is underway and detailed geological mapping is a logical next step guided by the results of magnetic survey and soil sampling survey. The relatively low-temperature of the primary mineralization likely results in small wall rock alteration haloes around mineralization. Background values of most metals of interest will be quite low in unmineralized limestone host rock. This should make for good detection of mineralization even at low absolute values, providing useful geochemical contrast.

Once the soil and magnetic survey results have been interpreted, field review and initial drill program design should follow to test the high priority targets. Phase 1 of the exploration program is estimated to be $1,030,000 (Table 15.1). Phase 1 is intented to test for mineralization at depth. If successful, Phase 2 should evaluate the geometry and scale of the mineralized zones to a depth of approximately 150m and would include initial metallurgical testing.

The budget to complete the Phase 1 and 2 exploration programs is $2,530,000.

Table 15.1 Proposed budget for the recommended exploration program.

PHASE 1
Drilling – Reverse Circulation Drilling ~3000m at $250 / meter all up (includes bonding, geologists, assays, drilling, mob / demo etc.) Approximately 20 drill holes	$750,000
Soil sampling 1100 samples @ $10/sample all up (collection and assay)	$110,000
Aeromagnetic Survey across tenement area (drone acquisition estimate for 150m spacing + infill)	$100,000
Mapping, prospecting and structural interpretation	$70,000
TOTAL PHASE 1	$1,030,000

PHASE 2 – contingent on the results of phase 1
Drilling – Core Drilling ~ 1500m at $500 / meter all up (includes, bonding, geologists, assays, drilling, mob / demo etc.) Approximately 25 drill holes including follow-up, expansion and exploration drilling.	$700,000
Drilling – Reverse Circulation Drilling ~3000m at $250/ meter all up	$750,000
Metallurgical Studies	$50,000
TOTAL PHASE 2	1,500,000
TOTAL	$2,530,000

16 References

911 Metallurgist Blog, 2018, https://www.911metallurgist.com/blog/sulfuric-acid-leaching-germanium-gallium-ore/

Bidgoli, T.S., Stockli, D.F. and Walker, J.D. Low-temperature thermochronologic constraints on the kinematic histories of the Castle Cliffs, Tule Springs, and Mormon Peak detachments, southwestern Utah and southeastern Nevada. Geosphere; June 2015; v. 11; no. 3; p. 850–867; doi:10.1130/GES01083.1;

Biek, R. F., Rowley, P. D., & others. (2009). Geologic map of the St. George and east part of the Clover Mountains 30' x 60' quadrangles, Washington and Iron Counties, Utah (Map 242DM). Utah Geological Survey.

Boden, T. and Krahulec, K, 2011, Gallium, and Germanium on SITLA Lands in the southern Beaver Dam Mountains Project Area Washington County, Utah. Utah Geological Survey, 33p.

Carman, C., 2026, Summary of reconnaissance prospecting at the Apex North Project; Washington County, Utah, USA. In-house summary report of the 2025 sampling program. 99p.

Cox, D.P., and Bernstein, L.R., 1986, Descriptive model of Kipushi Cu-Pb-Zn, in Cox, D.P., and Singer, D.A., eds., Mineral deposit models: U.S. Geological Survey Bulletin 1693, p. 243.

Finch, W.I., 1992, Descriptive model of solution-collapse breccia pipe uranium deposits (Model 32e), in Bliss, J.D., ed., Developments in mineral deposit modeling: U.S. Geological Survey Bulletin 2004, p. 192–193.

Hintze, L.F., 1986, Stratigraphy and Structure of the Beaver Dam Mountains. Southwestern Utah: Utah Geological Association Publication 15.

Sutphin, H.B., and Wenrich, K.J., 1989, Map of locations of collapse-breccia pipes in the Grand Canyon region of Arizona: U.S. Geological Survey Open-File Report 89-550, 1 map.

UVAD, 2026, Geophysical Magnetic Survey Report for NV Resources. 28p.

Wenrich, K.J., and Sutphin, H. B., 1989, Lithotectonic setting necessary for the formation of a uranium-rich, solution collapse breccia-pipe province, Grand Canyon region, Arizona: USGS Open File Report 89-0173. 36p.

Wenrich, K.J., and Verbeek, E.R., 2014, The Apex Mine, Utah—A Colorado Plateau-type solution-collapse breccia pipe and a Tsumeb, Namibia, analogue, in MacLean, J.S., Biek, R.F., and Huntoon, J.E., editors, Geology of Utah’s Far South: Utah Geological Association Publication 43, p. 651–688.

17 Reliance on Information Provided by the Registrant

If relying on information provided by the registrant for matters discussed in this Technical Report as permitted under §229.1302(f), provide the disclosure required pursuant to § 229.1302(f)(2).

Section 3.0 – Property Description

The status of the 200 recorded unpatented mineral claims was verified on April 11th, 2026 on the BLM’s MLRS mineral claims registration system. All 200 unpatented claims were confirmed to be active and in good standing having been located between November 6th and 9th, 2025 and filed December 17th, 2025. The claims and serial numbers are included in Appendix 1. The information on the additional 194 located, but yet to be recorded as of the Effective Date s was provided by the Registrant

APPENDIX 1

Apex North Property Unpatented Claims

APPENDIX 2

Apex North Rock Sample Assays